Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces First Quarter 2018

Operating Results

HOUSTON--(GLOBE NEWSWIRE)--April 19, 2018--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced operating results for the first quarter 2018.  Highlights include:

•	First quarter 2018 production of nearly 7.3 million barrels of oil equivalent (“MMBoe”), or 80,572 barrels of oil equivalent per day (“Boe/d”);

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The Company completed 73 gross wells, finished completion activities on all of the 132 gross drilled-but-uncompleted wells (“DUCs”) acquired with the Comanche asset in March 2017, and brought 68 gross wells on-line during the first quarter 2018;

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The Company brought five horizontal wells on-line during the first quarter 2018 at the Rogers Dentonio Lease, in the western portion of Comanche Area 3, that had an average lateral length of 4,850 feet and achieved average 30-day peak production rates of approximately 1,075 Boe/d, 62 percent of which was oil;

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Ten horizontal wells in the Briscoe Metcalf Lease of Comanche were drilled during the first quarter 2018 in a “quad stacked” pattern that targeted both the Lower and Upper Eagle Ford Shale using a new generation completion design and, while early, achieved average 24-hour initial production (“IP”) rates of approximately 1,405 Boe/d, 60 percent of which was oil;

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At Catarina, the Company brought four South Central wells on-line late in the fourth quarter 2017 that realized average 30-day peak production rates during the first quarter of 2018 of approximately 1,785 Boe/d, 37 percent which was oil;

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Consistent with the Company’s 2018 capital plan, drilling activity currently consists of eight drilling rigs and four completion crews and will be reduced to four drilling rigs and two and one half crews in the third quarter; and

•	The Company has provided second quarter 2018 production guidance of 80,000 Boe/d to 84,000 Boe/d.

MANAGEMENT COMMENTS

“Although we made good progress on our drilling program during the first quarter 2018, multiple factors led to production coming in below our expectations,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Among the factors that impacted production were a weather-related disruption, a temporary third-party bottle neck in natural gas takeaway capacity, and certain operational impacts stemming from the testing of a variety of completion methods across the asset base.

“We are actively working to remedy the operational impacts on production, which were primarily the result of hybrid completions on the DUCs acquired with the Comanche assets, many of which were spaced tighter than we normally space wells in our drilling program, and testing of more aggressive choke management techniques on newer wells.  Our analysis of these operational impacts has led us to move almost entirely to slickwater completions and a less aggressive choke management strategy.  Despite the lower than expected production, we continue to see good rates of return on the Comanche DUCs, due to the limited amount of capital that was needed to complete these wells, and continue to test and refine various spacing, completion, flowback and other strategies to drive additional value from our assets.

“Early results from our 2018 development program at both Comanche and Catarina have yielded positive results in several areas.  During the first quarter 2018, for example, we brought 10 wells on-line in the Briscoe Metcalf Lease of Comanche in Area 3 that were drilled in a “quad stacked” pattern that targeted both the Lower and Upper Eagle Ford Shale using a new generation completion design.  These Metcalf wells were monitored with surface and downhole micro-seismic and have shown encouraging early flowback results from both zones.  Although we have limited data to date, 24-hour IP rates from the six Lower Eagle Ford Metcalf wells averaged approximately 1,843 Boe/d, 55 percent of which was oil.  The four Upper Eagle Ford Metcalf wells also had encouraging 24-hour IP rates, averaging approximately 750 Boe/d, 75 percent of which was oil.

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While the Lower Eagle Ford accounts for approximately 80 percent of our Comanche 2018 drilling program, we are pleased with the recent Upper Eagle Ford well results in Comanche Area 3 and plan to continue to appraise and evaluate the zone across other areas of Comanche as a co-development target with the Lower Eagle Ford.

“Results from wells drilled on the western portion of Comanche Area 3 have also exceeded our expectations.  We recently brought five horizontal wells on-line at the Rogers Dentonio Lease that showed average 30-day peak production rates of approximately 1,075 Boe/d, 62 percent of which was oil.  The wells, which had an average lateral length of 4,850 feet, were completed in five days, on average.

“Additionally, well results in Central Catarina continue to outperform.  During the first quarter 2018, four E32 wells in South-Central Catarina showed average 30-day peak production rates of approximately 1,785 Boe/d, 37 percent of which was oil.  In North-Central Catarina, we recently brought a four well pad on-line that is also outperforming expectations.  The 24-hour IP rates for these wells averaged approximately 2,000 Boe/d, 38 percent of which was oil, which exceeded our type curve.  These results are further confirmation of the extent of the North-Central fairway at Catarina, which has a rate of return profile second only to South-Central Catarina.

“Sanchez Energy’s drilling and completion activity is progressing ahead of schedule this year and, with the successful integration of the Comanche asset, we are now realizing operating as well as drilling cost efficiencies and synergies.  One example of these efficiencies is a reduction in the amount of time it takes us to drill a well.  We are currently averaging nine days to drill horizontal wells with 9,800 foot laterals at Comanche, an improvement of 18 percent compared to last year.  With this improvement, we drilled 49 gross wells during the first quarter 2018.  We also completed 73 gross wells, finished completion activities on all 132 gross DUCs acquired with the Comanche assets in March 2017, and brought 68 gross wells on-line during the quarter.

 “While we have seen improvements recently in oil price fundamentals, we remain focused on capital discipline.  We intend to reduce our operated rig count from eight rigs to four rigs and reduce our completions activity from four to two and one half crews in the third quarter, which will reduce the pace of our capital spending as originally planned in the second half of 2018.  We continue to forecast that our capital spending will remain within our guidance range of $420 million to $470 million for the full year 2018.”

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OPERATIONS UPDATE

During the first quarter 2018, the Company drilled 49 gross (25.67 net) wells and completed 73 gross (23.3 net) wells.  The Company brought 62 wells on-line at Comanche and 6 wells on-line at Catarina during the quarter.

The Company finished completion activities during the first quarter 2018 on all of the 132 gross DUCs acquired with the Comanche assets in March 2017.  With continuous drilling activity on the asset, the Company exited the first quarter 2018 with 42 gross DUCs at Comanche, which is closer to a normalized inventory level for the asset.

As of March 31, 2018, the Company had 2,233 gross (883.2 net) producing wells with 59 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	395	13
Comanche	1,644	42
Maverick	63	—
Palmetto	84	4
TMS / Other	47	—
Total	2,233	59

As of March 31, 2018, the Company had banked or drilled 59 total wells toward its 50 well annual drilling commitment at Catarina for the period that ends on June 30, 2018.  As a result, the Company has met its annual drilling commitment at Catarina for the current period and has already drilled nine wells toward a maximum bank of 30 wells for the next annual drilling commitment period that begins on July 1, 2018.

PRODUCTION UPDATE

The Company’s estimated total production for the first quarter 2018 averaged approximately 80,572 Boe/d and consisted of approximately 35 percent oil, 33 percent natural gas liquids (“NGLs”), and 32 percent natural gas.

The Company has provided second quarter 2018 production guidance of 80,000 Boe/d to 84,000 Boe/d.  The midpoint of second quarter 2018 production guidance represents over 10 percent production growth when compared to the second quarter 2017.

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HEDGING UPDATE

On a consolidated basis, the Company has hedged approximately 22,000 barrels (“Bbls”) per day of its 2018 oil production and 191,000 million British thermal units (“MMBtu”) per day of its 2018 natural gas production, and approximately 10,600 Bbls per day of its 2019 oil production and 48,000 MMBtu per day of its 2019 natural gas production.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at  www.sanchezenergycorp.com.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 285,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future financial and operating results and returns, our strategy and plans, including future drilling plans and economic drilling zones, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits related to the Comanche transaction and the Company’s anticipated ability to fund capital expenditures or reduce its leverage.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate,"

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"intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," “budget,” “forecast,” “guidance,” "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure to successfully execute our business and financial strategies, the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, the inability to successfully integrate the various assets acquired by us into our operations, fully identify potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, the failure to continue to produce oil and gas at historical rates, the costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, the failure to realize benefits from our transactions with Sanchez Midstream Partners LP, the marketing and sales of produced oil and gas, the estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, leverage or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs, disruptions due to extreme weather conditions, such as extreme rainfall, hurricanes or tornadoes and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of

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the date on which such statement is made, and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

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